Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 24, 2017, with respect to the consolidated financial statements of Dakota Access, LLC which are included in this Current Report on Form 8-K/A of Phillips 66 Partners LP. We consent to the incorporation by reference of said report in the Registration Statements of Phillips 66 Partners LP on Forms S-3 (File No. 333-221353, File No. 333-217734, and File No. 333-209870) and on Form S-8 (File No. 333-190195).

/s/ Grant Thornton LLP

Dallas, Texas
December 8, 2017